                         G.T. INVESTMENT FUNDS, INC.

                                  Exhibit 4
                                  ---------


   Sections V(d), V(e)1. and V(e)2. of the Registrant's Articles of Incorporation provide as follows:

   Section V(d) As used in these Articles of Incorporation, a "series" of shares represent interests in the same assets, liabilities, income, earnings and profits of the Corporation; each "class" of shares of a series represents interests in the same underlying assets, liabilities, income, earnings and profits, but may differ from other classes of such series with respect to fees, expenses, other liabilities, dividends, distributions, liquidation preferences, voting rights, redemption rights, or such other matters as shall be established by the Board of Directors. Initially, the shares of capital stock of the Corporation shall be all of one class and series. The Board of Directors shall have authority to classify and reclassify any authorized but unissued shares of capital stock from time to time by setting or changing in any one or more respects the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption of the capital stock. Subject to the provisions of Section (e) of this Article V and applicable law, the power of the Board of Directors to classify or reclassify any of the shares of capital stock shall include, without limitation, authority to classify or reclassify any such stock into one or more series of capital stock and to divide and classify shares of any series into one or more classes of such series, by determining, fixing or altering one or more of the following:

      1. The distinctive designation of such class or series and the number of shares to constitute such class or series; provided that, unless otherwise prohibited by the terms of such class or series, the number of shares of any class or series may be decreased by the Board of Directors in connection with any classification or reclassification of unissued shares and the number of shares of such class or series may be increased by the Board of Directors in connection with any such classification or reclassification, and any shares of any class or series which have been redeemed, purchased or otherwise acquired by the Corporation shall remain part of the authorized capital stock and be subject to classification and reclassification as provided herein;

      2. Whether and, if so, the rates, amounts and times at which, and the condition under which, dividends shall be payable on shares of such class or series;

      3. Whether shares of such class or series shall have voting rights in addition to any general voting rights provided by law and the charter of the Corporation and, if so, the terms of such additional voting rights;

      4. The rights of the holders of shares of such class or series upon the liquidation, dissolution or winding up of the affairs of, or upon any distribution of the assets of, the Corporation.

   Section V(e) Shares of capital stock of the Corporation shall have the following preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption:


      1. ASSETS BELONGING TO A CLASS OR SERIES.

      All consideration received by the Corporation for the issue or sale of stock of any class or series of capital stock, together with all assets in which such consideration is invested and reinvested, income, earnings, profits and proceeds thereof, including any proceeds derived from the sale, exchange or liquidation, thereof, and any funds or payments derived from any reinvestment of such proceeds in whatever form the same may be, shall irrevocably belong to the class or series of shares of capital stock with respect to which such assets, payments or funds were received by the Corporation for all purposes subject only to the rights of creditors, and shall be so recorded upon the books of account of the Corporation. Such consideration, assets, income, earnings, profits and proceeds thereof, including any proceeds derived from the sale, exchange or liquidation thereof, and any assets derived from any reinvestment of such proceeds in whatever form, are herein referred to as "assets belonging to" such class or series. Any assets, income, earnings, profits, and proceeds thereof, funds or payment which are not readily attributable to any particular class or series shall be allocable among any one or more of the classes or series in such manner and on such basis as the Board of Directors, in its sole discretion, shall deem fair and equitable; and each such allocation by the Board of Directors shall be conclusive and binding upon the shareholders of all classes and series for all purposes.

      2. LIABILITIES BELONGING TO A CLASS OR SERIES.

      The assets belonging to each particular class or series shall be charged with the liabilities of the Corporation in respect of that class or series and with all expenses, costs, charges, and reserves attributable to that class or series, and shall be so recorded upon the books of account of the Corporation. Such liabilities, expenses, costs, charges and reserves, together with any items allocated to that class or series as provided in the following sentence, so charged to that class or series are herein referred to as "liabilities belonging to" that class or series. The Board of Directors shall allocate and charge any general liabilities, expenses, costs, charges or reserves of the Corporation that are not readily identifiable as belonging to any particular class or series to and among any one or more of the classes or series created from time to time in such manner and on such basis as the Board of Directors in its sole discretion deems fair and equitable; and each such allocation by the Board of Directors shall be conclusive and binding upon the shareholders of all classes and series for all purposes.